Exhibit 4.33

SOHO (Shanghai) Investment Co., Ltd

And

CTRIP Internet Technology (Shanghai) Co., Ltd

Feicheng (Shanghai) Tourism Products Trading Co., Ltd

Aocheng Information Technology (Shanghai) Co., Ltd

Hucheng (Shanghai) Internet Technology Co., Ltd

Echeng (Shanghai) Data Processing Co., Ltd

Framework Agreement

In relation to

Pre-sale of Lingkong SOHO

September 26th, 2014

Content

1	Definitions	2

2	Transaction arrangement	6

3	Total price of transaction target and payment	9

4	Party B	12

5	Transacted parking lots	13

6	Management services for transaction target	16

7	Delivery, registration of caution and title transfer of transaction target	17

8	Breaching liabilities	18

9	Representations and warranties of Party A	24

10	Representations, warranties and undertakings of Party B	25

11	Notice	26

12	Other provisions	27

Exhibit I: Renderings of Lingkong SOHO and the layout plan of transaction target

Exhibit II: Lingkong Pre-sale Agreement of Office Space (Template)

Exhibit III: Lingkong Pre-sale Agreement of Retail Space (Template)

Exhibit IV: Restated preliminary property management agreement (Lingkong SOHO)

Exhibit V: Restated provisional management protocols (Lingkong SOHO)

Exhibit VI: Details of transaction target

Exhibit VII: Decoration and equipment of transaction target and Building No.10 of block 6 (Drawings attached)

Exhibit VIII Property management of transaction target

Exhibit IX Layout of transacted parking lots

Exhibit X Sales agreement of parking lots (template)

Exhibit XI Usage agreement of parking lots

This framework agreement for the pre-sale of lingkong SOHO (hereinafter as this “Framework agreement”) is entered into by and between Party A and Party B1, Party B2, B3, B4 and B5 on September 26th, 2014 (hereinafter as “execution date”):

Party A:

SOHO (Shanghai) Investment Co., Ltd

Legal representative: Pan Shiyi

Registered office: Room 558, Block 8, No. 33, Guangshun Road, Shanghai

Party B:

Party B1: CTRIP Internet Technology (Shanghai) Co., Ltd (hereinafter as “CTRIP”)

Legal representative: Fan Min

Registered office: No. 99, Fuquan Road, Shanghai

Party B2: Feicheng (Shanghai) Tourism Products Trading Co., Ltd

Legal representative: Fan Min

Registered office: Section K, 6/F, Block 1, No. 99, Fuquan Road, Shanghai

Party B3: Aocheng Information Technology (Shanghai) Co., Ltd

Legal representative: Fan Min

Registered office: Section L, 6/F, Block 1, No. 99, Fuquan Road, Shanghai

Party B4: Hucheng (Shanghai) Internet Technology Co., Ltd

Legal representative: Fan Min

Registered office: Section M, 6/F, Block 1, No. 99, Fuquan Road, Shanghai

Party B5: Echeng (Shanghai) Data Processing Co., Ltd

Legal representative: Fan Min

Registered office: Section N, 6/F, Block 1, No. 99, Fuquan Road, Shanghai

In this framework agreement, “Buyer” includes Party B2, Party B3, Party B4, Party B5 and any CRTIP entities designated by Party B1 upon such designation (see article 2.4.1 of this agreement). “Party B” means CRTIP and Party B2, Party B3, Party B4, Party B5 and any CRTIP entities designated by Party B1 upon such designation. Party A and Party B shall be referred into as “party” individually and “parties” collectively.

Whereas, Party A and CRTIP concluded the Letter of Intention for the Pre-sale of Lingkong SOHO (hereinafter as “LOI”) for the pre-sale of the transaction target (as defined under article 1.2 of this agreement) in the Lingkong SOHO (as defined under article 1.1 of this agreement) on April 24th, 2014, and thereafter concluded the supplement agreement of LOI and supplement agreement II of LOI respectively on May 9th, 2014 and September 12th, 2014. In accordance with the supplement agreement of LOI, both parties thereto shall promptly conclude framework agreement for the pre-sale of transaction target on or before October 8th, 2014, upon the LOI taking effect.

Therefore, in accordance with relevant laws and regulations and based on mutual consent and equality, Party A and Party B1, Party B2, Party B3, Party B4 and Party B5 conclude this framework agreement regarding the pre-sale of transaction target and other related matters.

1                 Definitions

1.1                               “Lingkong SOHO” means the SOHO plaza located at No, 968, Jinzhong Road, Changning, Shanghai;

1.2                               “Transaction target” means the following properties to be bought by Party B from Party A:

1.2.1                     “Office space” means the 116 units of office space within No. 16 and No. 18 of block 1 of Lingkong SOHO, and 208 units of office space within No. 8, No. 12, No. 15 and No. 17 of Block 2; and

1.2.2                     “Retail space” means the 2 units of retail space within No. 16 and No. 18 of block 1 of Lingkong SOHO, and 2 units of retail space within No. 8, No. 12, No. 15 and No. 17 of Block 2.

1.3                               “Preliminary survey report” means the survey report of property entitlement (Fang-Changce-13-0020) issued by Property and Land Survey Center of Changning on September 29th, 2013.

1.4                               “Lingkong SOHO pre-sale agreement of office space” mean the pre-sale agreement executed by and between Party A and Party B2, Party B3, Party B4 and Party B5 in accordance with relevant provisions hereof regarding any/all office space (namely all units of office space). Each of these pre-sale agreements shall be subject to the content, type and form of the Exhibit II hereto (Lingkong Pre-sale Agreement of Office Space (Template));

1.5                               “Lingkong SOHO pre-sale agreement of retail space” means the pre-sale agreement executed by and between Party A and the CTRIP entities in accordance with relevant provisions hereof regarding any/all retail space (namely all units of retail space). Each of these pre-sale agreements shall be subject to the content, type and form of the Exhibit III hereto (Lingkong Pre-sale Agreement of Retail Space (Template));

1.6                               “Pre-sale agreements” mean all/any Lingkong SOHO pre-sale agreements of retail space and Lingkong SOHO pre-sale agreements of office space.

1.7                               “Transaction documents” mean (1) this framework agreement, (2) all/any of Lingkong SOHO pre-sale agreements of office space; (3) all/any of the Lingkong SOHO pre-sale agreements of retail space; (4) all/any of the sale agreements of parking-lots (as defined in article 1.20 of this agreement); (5) usage agreement of parking lots (as defined in article 1.21 of this agreement); and (6) the lease agreement of building No. 10 between Party A and Party B1 (as defined in article 2.5.3 of this agreement);

1.8                               “Online confirmation” means (1) Party A and Party B2, Party B3, Party B 4 and Party B5, with the encrypted key of the real estate trading system of Shanghai held by Party A and in accordance with this agreement, record, fill, input and post relevant information and terms of relevant office space to generate the presale agreement of commodity house of Shanghai as registered with such system, and execute such presale agreement; (2) Party A and any CTRIP entity, with the encrypted key of the real estate trading system of Shanghai held by Party A and in accordance with this agreement, record, fill, input and post relevant information and terms of relevant retail space to generate the presale agreement of commodity house of Shanghai as registered with such system, and execute such presale agreement;; and/or (3) Party A and Buyer, with the encrypted key of the real estate trading system of Shanghai held by Party A and in accordance with the content, type and form of Exhibit X of this agreement (sale agreement of parking lots (template)), record, fill, input and post relevant information and terms of relevant parking lots (as defined in article 1.25 hereof) to generate the sales agreement of commodity house of Shanghai as registered with such system, and execute such sales agreement;

1.9                               “Total price” means the total value of transaction target, in the amount of RMB 3,004,995,000 (three billion four million nine hundred and ninety-five thousand sharp), of which the total value of office space equals to the preliminary area of office space under article 2.1 hereof multiplying the unit price of office space under article 3.1.1 of this agreement, in the amount of RMB 2,774,263,800 (two billion seven hundred and forty-four million two hundred and sixty-three thousand eight hundred sharp), and the total value of retail space equals to the preliminary area of retail space under article 2.1 hereof multiplying the unit price of retail space under article 3.1.1 of this agreement, in the amount of RMB 260,731,200 (two hundred and sixty million seven hundred and thirty-one thousand two hundred sharp). The total price is the sum of the total value of office space and the total value of retail price, subject to the adjustment under article 3.1.3 of this agreement.

1.10                        “First payment” means the first payment to be made by party B to party A at 25% of the total price, in the amount of RMB 751, 248,750 (seven hundred and fifty-one million two hundred and forty-eight thousand seven hundred and fifty sharp).

1.11                        “Second payment” means the second payment to be made by party B to party A at 15% of the total price, in the amount of RMB 450,749,250 (four hundred and fifty million seven hundred and forty-nine thousand two hundred and fifty sharp).

1.12                        “Third payment” means the third payment to be made by Party B to Party A at 40% of the total value of retail space under article 1.9 hereof, in the amount of RMB 104,292,480 (One hundred and four million two hundred and ninety-two thousand four hundred and eighty sharp);

1.13                        “Fourth payment” means the fourth payment to be made by Party B to Party A in accordance with article 3.2.4 of this agreement at 40% of the total value of office space under article 1.9 hereof, in the amount of RMB 1,097,705,520 (One billion ninety-seven million seven hundred and five thousand five hundred and twenty sharp);

1.14                        “Fifth payment” means the fifty payment to be made by Party B to Party A in accordance with article 3.2.5 of this agreement at 20% of the total price, in the amount of RMB 600,999,000 (Six hundred million nine hundred and ninety-nine thousand sharp);

1.15                        “Final survey report” means the survey report of property (final) of Lingkong SOHO (or documents of similar nature) issued by qualified property survey institute and approved by real estate administration department.

1.16                        “Combined property certificate” means the Shanghai property certificate of transaction target in favor of Party A obtained by party A in the course of application with real estate trading center of Changning for the primary registration of property of Lingkong SOHO including transaction target.

1.17                        “Individual property certificate” means each buyer, upon online confirmation of relevant Lingkong SOHO presale agreement of office space, Lingkong SOHO presale agreement of retail space or sale agreement of parking lots (as defined in article 1.20 hereof), files with the real estate trading center Changning for the title transfer of relevant office space, retail space or parking lots thereunder respectively, and obtains the Shanghai property certificate thereof in favor of the buyer.

1.18                        “Sqm” means the unit for the calculation of floor area under this agreement.

1.19                        “Total consideration of parking lots” means the total consideration to be made by Party B to Party A in accordance with article 5 of this agreement for relevant parking lots, in the amount of RMB 45,005,000 (forty-five million and five thousand sharp).

1.20                        “Sales agreement of parking lots” means all/any of the sales agreements of commodity house of Shanghai executed by Party A and buyer in accordance with article 5.2 of this agreement for relevant parking lots under transaction by way of online confirmation.

1.21                        “Usage agreement of parking lots” means the agreement entered into by and between Party A and relevant buyer in accordance with 5.3 hereof for the use of relevant parking lots after the delivery thereof and before the completion of title transfer of such parking lots. Please see the usage agreement of parking lots in Exhibit XI hereto.

1.22                        “Usage term of parking lots” means the term to use relevant parking lot by Party B in accordance usage agreement of parking lot, the commencement date and expiry date of which shall be subject to article 5.3 hereof.

1.23                        “China” means the People’s Republic of China, for the purpose of this agreement, excluding Hong Kong, Macau and Taiwan.

1.24                        “CTRIP related companies” mean the companies controlled directly or indirectly by the NASDAQ listed company Ctrip.com International Ltd (CTRP) through one or more intermediates, corporate, companies or entities, “control” means the power to direct or cause to direct the management and policy of a company directly or indirectly through one or more intermediates, corporate, companies or entities, whether by ownership of voting rights or contract or otherwise;

1.25                        “Transacted parking lots” mean the aggregate 1000 parking lots within Lingkong SOHO to be provided by Party A to Party B in accordance with article 5.1 of this agreement;

1.26                        “Lease year” means that the first lease year is the period starting from the delivery date of Building No.10 of block 6 of Lingkong SOHO to the preceding day of the first anniversary of the delivery date of the succeeding calendar year, and so on.

2                 Transaction arrangement

2.1                               Party A will (1) pre-sell the office space and retail space to Buyer; (2) lease Building No.10 of Block 6 of Lingkong SOHO to Party B1; and (3) sell transacted parking lots to Buyer. In accordance with the preliminary survey report, the estimated floor area of office space is 91,475.46 sqm; the estimated floor area of retail space is 8,691.04square meters, and the estimated floor area of Building No.10 of Block 6 Lingkong SOHO is 126.34 square meters.

2.2                               The renderings of Lingkong SOHO and the layout plan of transaction target and Building No.10 of Block 6 SOHO are attached to this agreement as Exhibit I (Renderings of Lingkong SOHO and the layout plan of transaction target and Building No.10 of Block 6 SOHO). To avoid any doubt, the Exhibit I hereto is for reference only, and shall not be deemed as accurate descriptions of the rendering of Lingkong SOHO and the seating of transaction target and Building No.10 of Block 6 SOHO.

2.3                               It is agreed and acknowledged that, the floor area of transaction target and Building No.10 of Block 6 SOHO shall be subject to those indicated in the final survey report. And if the final survey report shows that the seating of transaction target and/or Building No.10 of Block 6 SOHO is inconsistent with Exhibit I, or it shows that the actual floor area of any office space or any retail space or Building No.10 of Block 6 SOHO is inconsistent with the estimated floor area thereof respectively, such inconsistency shall not be deemed as Party A’s breaches of transaction documents, and transaction documents remain in full force with adjustment thereto in accordance with article 3.1.3 of this agreement of the total amount indicated under article 3 of applicable presale agreement of any office space and/or retail space which is subject to such inconsistency.

2.4                               Transaction arrangement for retail space

2.4.1                     Party B1 shall designate up to four (4) CTRIP related companies (hereinafter as “CTRIP designated entities”) to buy the retail space, and ensure that the CTRIP designated entities shall within thirty (30) calendar days after the date of this framework agreement complete the online confirmation of the Lingkong SOHO presale agreements of retail space. Party B1 shall provide Party A with the copies of business licenses of CTRIP designated entities no later than October 20th, 2014, or the completion date of the online confirmation shall be postponed accordingly. To avoid any doubt, subject to the satisfaction of all conditions set forth in article 2.4.3 of this agreement, Party A remains in obligation to deliver retail space to Party B2, Party B3, Party B4 and party B5 in accordance with article 7.1 hereof before the completion of online confirmation of Lingkong SOHO presale agreements of retail space, and the vacant period (as defined in Exhibit VIII hereto) of retail space shall commence from the delivery thereof to buyer.

2.4.2                     Any and all payment made by CTRIP related companies to party A for the purchase of retail space on or before the date of this agreement in accordance with LOI shall be deemed as payment made by CTRIP designated entities for the retail space, and CTRIP designated entities are under no obligation to make repeated payment under applicable Lingkong SOHO presale agreement of retail space. As of the date of this agreement, CTRIP related companies have paid eighty percent (80%) of the total value of retail space.

2.4.3                     If the online confirmation of the Lingkong SOHO presale agreements of retail space is postponed in accordance with article 2.4.1 hereof, and subject to the satisfaction of all of the following conditions, Party A shall deliver the retail space together with the office space in accordance with article 7.1 hereof to Party B2, Party B3, Party B4 and Party B5, and ensure that Party B2, Party B3, Party B4 and Party B5may from the delivery thereof occupy and utilize the retail space for their own interests without payment of rent or similar expenses to party A: (1) Party A has received the fifth payment, and (2) Party B1, Party B2, Party B3, Party B4 and Party B5 have properly performed their due obligations under transaction documents. In case of delivery of retail space to party B2, Party B3, Party B4 and Party B5 as required in preceding provisions, and after the completion of online confirmation of Lingkong SOHO presale agreements of retail space, Party B2, Party B3, Party B4 and Party B5 shall deliver retail space to CTRIP designated entities, and Party A shall take no responsibility for such delivery. The provisions under this clause shall not affect the provisions set forth in Exhibit VIII hereto regarding the vacant period, management fee and energy costs of retail space (i.e. upon delivery of retail space to Party B2, Party B3, Party 4 and Party B5, applicable buyer shall pay for management services and energy expenses for retail space in accordance with Exhibit VIII hereto), and the risks of retail space shall pass to buyer upon delivery.

2.4.4                     Notwithstanding the preceding provisions about delivery and utilization of retail space, Party B agrees that, Party A shall be responsible for the tenants solicitation for all retail property of Lingkong SOHO (including retail space hereunder), and the rent of retail space belongs to CTRIP designated entities, and CTRIP designated entities shall bear the commission for such solicitation work (if any), and if the tenant is solicited by Party A, relevant commission shall goes to Party A. CTRIP designated entities shall dispatch personnel to participate into the tenant solicitation team of Party A, and the solicitation plan and rental area index of retail space shall be incorporated into the mission criteria of Party A’s solicitation team (however the failure to meet such criteria shall not operate as breaches of Party A). Party A and CTRIP designated entities shall meet regularly to coordinate and review the coordination work, and any suggestions made by Party A regarding rent of retail space shall be implemented subject to consent of CTRIP designated entities, however CTRIP designated entities have the final discretion on the tenant of retail space. Details of tenant solicitation work and calculation of commission thereof shall be agreed by Party A and CTRIP designated entities based on the spirit of the preceding provisions. To avoid any doubt, those provisions above mentioned in this clause shall be construed as that Party A must complete the tenant solicitation work.

2.4.5                     Upon establishment of CTRIP designated entities, Party B1 shall procure that CTRIP designated entities shall immediately execute the documents with the following provisions: (1) acknowledgement that CTRIP designated entities shall from their establishment be bound by this framework agreement, usage agreement of parking lots, restated preliminary property management agreement (Exhibit IV hereto) and restated provisional management protocols (Exhibit V hereto) and other transaction documents in relation to the retail space, and enjoy the rights under transaction documents and bear the obligations thereunder, and all presentations and warranties made by party B under this agreement shall be deemed as made by CTRIP designated entities; (2) if there are more than one (1) CTRIP designated entities, CTRIP designated entities agree to take several and joint liabilities for the obligations and liabilities under transaction documents; and (3) CTRIP designated entities take several and joint liabilities to Party A for the obligations and liabilities of party B1, Party B2, party B3, Party B4 and Party B5 under transaction documents.

2.5                               Lease of Lingkong SOHO Building No.10 of block 6

2.5.1                     Party A agrees to lease Building No.10 of block 6 to Party B1 for five (5) years, starting from the delivery of Building No.10 of block 6 to Party B1, the annual rent shall be RMB 200,000 (two hundred thousand sharp), which shall be paid quarterly.

2.5.2                     Party B1 is entitled to one (1) renewal of the lease of Building No.10 of block 6 to extend the lease for five (5) lease years, and the annual rent during such extension shall be RMB 400,000 (four hundred thousand). Party B1 shall give written notice to Party A three (3) month before the expiry of lease term to inform its decision on renewal. And if Party B1 fails to give such notice three (3) month before the expiry of lease, Party A may lease the Building No.10 of block 6 to any third party upon expiry of lease in accordance with article 2.5.1 hereof.

2.5.3                     The lease agreement of Building No.10 of block 6 shall be separately negotiated and executed by party A and Party B1 in accordance with the spirit of article 2.5 hereof after the date of this agreement (“lease of No.10 building”). Upon execution of all transaction documents (except any Lingkong SOHO presale agreements of retail space for which the online confirmation is postponed in accordance with article 2.4.1 hereof), Party A shall deliver the Building No.10 of block together with office space to Party B1. To avoid any doubt, under all circumstances, the delivery of Building No.10 of block 6 shall always be subject to the receipt by Party A of the Shanghai Construction Completion Inspection Certificate of Lingkong SOHO.

3                 Total price of transaction target and payment

3.1                               Price of transaction target

3.1.1                     The unit price of office space is RMB 30,000/m2(thirty thousand), and the unit price of retail space is RMB 30,000/m2 (thirty thousand). The total value of each and every unit of retail space and office space shall be calculated by applicable unit price multiplying the estimated floor area of such unit as indicated in the preliminary survey report, and the results of such calculation are set forth in Exhibit VI hereto (Details of transaction target).

3.1.2                     The total price of transaction target is RMB 3,004,995,000 (three billion four million nine hundred and ninety-five thousand sharp), which remains flat and shall not be subject to any adjustment or floating, except otherwise agreed in article 3.1.3 of this agreement as follows.

3.1.3                     It is agreed and acknowledged that, even if the actual floor area of all or any office space and/or retail space as indicated in the final survey report is inconsistent with the estimated floor area, the unit prices under article 3.1.1 hereof shall remain in full force, however, both parties shall within thirty (30) calendar days after receipt of final survey report adjust the total value specified in article 3 of applicable presale agreement of any unit of retail space and/or office space which is subject to such inconsistency in accordance with the unit price of RMB 30,000 (thirty thousand), the total price shall be adjusted accordingly.

3.2          Party B shall pay the total price to Party A as follows:

3.2.1       Upon execution of this agreement, Party B has paid the first payment, the second payment and the third payment to Party A in accordance with LOI, and party A has issued relevant receipts for the first payment, the second payment and the third payment made by Party B, and Party B hereby acknowledges that it has received such receipts.

3.2.2       To avoid any doubt, it is acknowledged that the third payment shall constitute part of the total value of retail space under article 1.9 of this agreement.

3.2.3       Party A and Party B2, Party B3, Party B4 and Party B5 shall within thirty (30) calendar days after the date of this agreement complete the online confirmation of all presale agreements, except for any Lingkong SOHO presale agreement of retail space for which the online confirmation is delayed in accordance with article 2.4.1 hereof. Party B shall provide full and proper assistance to party A for online confirmation, including without limitation to designating competent and full authorized agent to attend the online confirmation of presale agreements at the place designated by Party A (in absence of such designation, the online confirmation shall be made at Room 311, SOHO Zhongshan Plaza, No. 1055, West Zhongshan Road, Changing, Shanghai, China.) and at the time required by Party A with party B’s common seal, all as required or instructed by Party A.

3.2.4       The price and payment method and payment term of relevant office space or retail space to be filled for online confirmation of Lingkong SOHO presale agreements of office space or presale agreements of retail space shall comply with the following guidance:

(1)   The unit price of office space/office space is RMB 30,000; and

(2)   The total value of relevant office space/retail space shall be subject to the total value of such space as indicated in Exhibit VI hereto (Details of transaction target).

Within twenty (20) calendar days after the online confirmation of each Lingkong SOHO presale agreement of office space (which in no event shall be later than the delivery of office space to Party B2, Party B3, Party B4 and Party B5 by Party A), Party B shall pay 40% of the total value of such presale agreement (to avoid any doubt, such payment shall be subject to the execution of such presale agreement by parties thereto). And Party A shall issue relevant receipt to party B upon receipt of such payment.

3.2.5       Party B shall pay up the fifth payment before November 15th 2014 (as clarification, even if the online confirmation of the presale agreement of retail space is postponed under article 2.4.1 of this agreement, Party B is still under the obligation to pay up the fifth payment to party A before November 15th 2014), however, if Party A delivers the transaction target after November 15th 2014, Party B shall pay the fifth payment to Party A before the actual delivery of such transaction target.

3.2.6       Within 90 calendar days after receipt of final survey report by parties hereto and completion of adjustment to the total price in accordance with article 3.1.3 of this agreement by party A and buyer, Party A shall issue legitimate invoice to buyer in the amount equal to the total price, but if the online confirmation of presale agreements of retail space is postponed under article 2.4.1 hereof and fails to be complete within 90 calendar days after receipt of final survey report by both parties, then the date to issue legitimate invoice of the total value of retail space shall be within 90 calendar days after completion of online confirmation thereof. At the delivery of legitimate invoice to buyer by Party A, Party B shall return the original receipt of equal amount to party A. If relevant original receipt is lost by buyer, then before Party A issues legitimate invoice to buyer in the amount of total value, buyer shall sign relevant statement with its common seal and deliver such statement to party A.

3.3          Party A designates the following bank account for the payment of total price and the total consideration of parking lots under this framework agreement:

Beneficiary’s name: SOHO (Shanghai) Investment Co., Ltd

Bank: Agricultural Bank of China, Lujiabang sub-branch, Shanghai

Bank account: 03335100040022675

The above mentioned bank and account are the agreed bank and account to be agreed by Party A and buyer in accordance with article 22.1 of the supplement provisions of presale agreement.

3.4          Taxes and expenses

3.4.1       Any taxes in relation to the title transfer of transaction target and transacted parking lots shall be borne and paid by the party who is under such obligations by laws and regulations. Any handling fee charged by real estate trading center of Changning shall be equally borne by Party A and applicable buyer, any other administrative or institutional charges (including without limitation to registration fees, survey service, drawings and handling fees) in relation to the title transfer of the transaction target and transacted parking lots which are collected by or through real estate trading center of Changning shall be borne by applicable buyer.

3.4.2       The following tax and expense in relation to the transaction target and transacted parking lots which accrue from the delivery thereof to the completion of title transfer shall be borne by Party B: property tax and tax on using urban land.

3.4.3       If Party A has paid any taxes and expenses under article 3.4.1 or 3.4.2 for which party B is responsible, Party B shall within ten (10) calendar days after receipt of written notice from party A indicating the amount of compensation (such notice shall also provide the basis for such amount of compensation) make full compensation to Party A. To avoid any doubt, the provisions under article 3.4.1 and 3.4.2 shall not affect Party B’s obligations to bear and pay any payable expenses in relation to the occupation and utilization of transaction target and transacted parking lots (such as management fee, repair, maintenance fund, energy supply and insurance cost of transaction target and transacted parking lots) from delivery thereof in accordance with Exhibit V “Restated provisional management protocols”.

4      Party B

4.1          Party B shall take collective actions to perform the obligations under transaction documents, and all members of party B shall take joint and several liability to Party A for the obligation and liabilities of all and/or any of the members of Party B under transaction documents. And if any member of Party B fails to execute transaction documents as agreed in this agreement, or fails to perform any of its obligations under transaction documents, or refuses to take its liabilities thereunder, Party A may ask all members of Party B or any member of party B to perform all or any of such obligations, or take all or any of such liabilities.

4.2          Party B confirms and undertakes that, every buyer is CTRIP related company legally existing and has the capacity and ability to perform the transaction documents it executed.

4.3          Unless otherwise agreed in writing by parties, any payment made by Party B or parent company of CTRIP or CTRIP related company to the bank account specified under article 3.3 of this agreement shall be deemed as part of the total price and total consideration of parking lots, and the payee of such payment is unnecessarily the same with the buyer under applicable Lingkong SOHO presale agreement of retail space, Lingkong SOHO presale agreement of office space or sales agreement of parking lots.

5      Transacted parking lots

5.1          It is agreed and acknowledged that, Party A shall provide 1000 parking lots in aggregate within Lingkong SOHO (of which there will be no less than 90 and no more than 290 parking lots located at first level below the ground, and the rest of transacted parking lots shall be located at the second level below the ground). The unit price of transacted parking lots is RMB 45,005 (forty-five thousand and five sharp), and the total consideration is RMB 45,005,000 (forty-five million and five thousand sharp). The total consideration of transacted parking lots shall be paid up in eleven installments (i.e. the first ten (10) installment shall be RMB 4,050,000 (four million and fifty thousand sharp) each, and the last installment shall be RMB 4,505,000 (four million five hundred and five thousand sharp). The first installment of the total consideration shall be paid before delivery of transacted parking lots to Party B in accordance with article 5.3 of this agreement, and thereafter Party B shall pay installment on or before the date of the third calendar month succeeding the calendar month of delivery of transacted parking lots which is corresponding to the delivery date, and thereafter on or before the date of the last calendar month of every three (3) calendar month which is corresponding to the delivery date (for example, if transacted parking lots are to be delivered on November 15th 2014, then Party B shall pay the first installment of the total consideration to party A before November 15th 2014, and the second installment of total consideration shall be paid to party A on or before February 15th 2015, and the third installment of total consideration shall be paid to party A on or before May 15th 2015, and so on). And if Party B fails to pay up the total consideration of transacted parking lots before the completion of online confirmation of all sales agreement of parking lots between party A and buyer, Party B shall within ten (10) calendar days after online confirmation of all sales agreement of parking lots pay up the total consideration of all parking lots. Upon receipt of total consideration of all parking lots by Party A, Party B shall file application to real estate trading center of Changning for title transfer of transacted parking lots, and Party A shall provide reasonable assistance. Despite of the provisions above mentioned, if the online confirmation of sales agreement of transacted parking lots in relation to retail space (“retail space parking lots”, 90 retail space parking lots in total, the relationship between retail space and retail space parking lots shall be subject to Exhibit VI hereto) is postponed in accordance with article 5.2 hereof, Party B shall pay up the total consideration of all parking lots within ten (10) calendar days after the online confirmation of all sales agreement of transacted parking lots in relation to office space (“office space parking lots”, 910 office space parking lots in total, and the relationship between office space and office space parking lots shall be subject to Exhibit VI hereto), and upon receipt of the total consideration of all transacted parking lots, Party B shall file application to real estate trading center of Changning for title transfer of office space parking lots, and Party A shall provide assistance as reasonably required.

5.2          Within ninety (90) calendar days after Party A obtains the combined property certificate, Party and buyer shall make online confirmation for the sales agreement of transacted parking lots the title of which are transferrable by Party A, however if the online confirmation of Lingkong SOHO presale agreement of retail space is postponed and fails to be complete on or before the ninety (90) calendar days after Party A obtains the combine property certificate, the online confirmation of sales agreement of retail space parking lots and the online confirmation of Lingkong SOHO presale agreement of retail space shall be done in the same time. The sales agreement of parking lots shall be in compliance with the content, type and form of Exhibit X hereto (sales agreement of parking lots (template)). Unless this framework agreement or presale agreement is terminated or the online confirmation thereof is postponed in accordance with this agreement, or unless otherwise agreed by parties, under no circumstance shall any party refuses or delays the online confirmation of any sales agreement of parking lots or unilaterally terminate any sales agreement of parking lots. If Party A breaches such obligation, it shall bear relevant breaching liabilities in accordance with article 8.1.4 of this agreement, and if Party B breaches such obligation, it shall bear relevant breaching liabilities in accordance with article 8.2.4 of this agreement.

5.3          Transacted parking lots shall be delivered to Party B together with transaction target, and article 7.1 to 7.4 of this agreement shall apply to the delivery of transacted parking lots (except those obviously not suitable for use due to the nature of parking lot). As for the use of parking lots after delivery thereof and before the completion of title transfer of transacted parking lots (“parking lot usage term”), Party A and buyer shall execute separate usage agreement. The usage agreement of parking lots shall be executed at the execution of this agreement, and shall take effect upon completion of online confirmation of presale agreements of all office space.

5.4          During the parking lot usage term, Party B shall pay management fee for transacted parking lots and any other expenses (if any) specified in usage agreement of parking lots in accordance with Exhibit VIII hereto.

5.5          The layout and serial number of such 1000 transacted parking lots shall be subject to Exhibit IX hereto (layout of transacted parking lots), and the relationship between such 1000 transacted parking lots and the transaction target shall be subject to Exhibit VI hereto (details of transaction target). Party B is fully aware of the layout of such 1000 transacted parking lots and their relationship with transaction target, and holds no objections thereto. Unless otherwise arranged by Party A under this agreement, the layout of such 1000 parking lots and their relationship with the transaction target shall not be subject to any adjustment.

5.6          It is agreed and acknowledged that the total consideration of parking lots shall is fixed and flat.

5.7          Party B is aware that all or part of the transacted parking lots to be sold by party A to Party B may be reflected in the note block of the property certificate of relevant transacted parking lots and may not obtain separate certificate thereof, and Party B holds no objections to such condition and undertakes that it shall not claim adjustment to the total consideration of parking lots for this.

5.8          Upon receipt of relevant installment of total consideration of parking lots, Party A shall issue receipt to buyer. Within 90 calendar days after buyer pays up the total consideration of all parking lots, Party A shall issue legitimate invoice to Party B in the amount equal to the total consideration, except for those contracted parking lots for which the online confirmation of sales agreement of parking lots is postponed under article 5.2 of this agreement, the invoice of such contracted parking lots shall be issued within 90 calendar days after completion of online confirmation of applicable sales agreement. At the issuance of legitimate invoice by Party A to buyer, buyer shall return applicable original receipt in the amount equal to the invoice to Party A. If original receipt is lost by buyer, then before Party A issues legitimate invoice to buyer in the amount of total consideration, buyer shall sign relevant statement with its common seal and deliver such statement to party A.

5.9          If usage agreement of parking lots is rescinded or terminated by laws or by agreement, Party B shall pay usage fee by multiplying the number of days of actual use by the number of all transacted parking lots based on the standard usage fee at RMB 1350 per month (for the calculation of usage fee, when calculating daily usage fee, each “month” has 30 days). The balance of the sum of all installment of total consideration already made by Party B minus the usage fee as calculated above, if any, shall be refunded to Party B without interest thereon within thirty (30) calendar days after such recession or termination; if Party A fails to refund such balance as required, it shall pay liquidation damage to party B at 0.03% of any overdue amount for each day of delay till the full refund of such balance. If usage agreement of parking lots is rescinded or terminated by laws or by agreement, and the sum of all installment of total consideration already made by Party B is insufficient to cover such usage fee, Party B shall immediately within ten (10) calendar days after receipt of written notice of payment from Party A pay the difference to Party A, and if Party B fails to do so, it shall pay liquidation damage to party A at 0.03% of any overdue amount for each day of delay till the full payment of such difference. Notwithstanding the above mentioned provisions, if usage agreement is rescinded or terminated by laws or by agreement which is attributable to Party B, and Party A notifies Party B to further the online confirmation of sales agreement of parking lots in accordance with article 5.2 hereof or continue the performance of the sale agreement of parking lots, then Party A is under no obligation to refund all installments of total consideration already made by Party B, and Party B shall pay the rest of the total consideration in accordance with sales agreement of parking lots.

6      Management services for transaction target

6.1          Party B acknowledges that the preliminary property manager of Lingkong SOHO is Beijing Jinrong Property Management Ltd Shanghai branch. Issues in respect of the property management of transaction target and the rights and obligations of owners shall be set forth in Exhibit IV, V and VIII hereto. Party A and buyer shall at the execution of this agreement execute (1) the agreement the form and content of which complies with the exhibit 10 of the Exhibit X hereto “Restated Preliminary property management services agreement of Hongqiao SOHO (Lingkong SOHO)”, and (2) the undertakings the form and content of which complies with the exhibit 1 of the Exhibit V hereto “Restated provisional management protocols of Hongqiao SOHO (Lingkong SOHO)”.

6.2          The property maintenance of transaction target shall comply with relevant laws and regulations and relevant provisions of Exhibit IV, V and VIII hereto.

6.3          When filing application for presale permission for Lingkong SOHO, Party A has filed with governing authority for registration of the preliminary property management service agreement and provisional management protocols. The preliminary property management service agreement and provisional management protocols on record are not entirely the same with the provisions of Exhibit IV, V and VIII hereto. Both parties agree to make their endeavors to file the Exhibit IV and V hereto to governing authority for update. Before completion of such update, if at the online confirmation Party A and buyer have executed the preliminary property management service agreement and/or provisional management protocols filed for registration for presale permission of Lingkong SOHO, then such preliminary property management service agreement and/or provisional management protocols on record shall not be binding on Party A and buyer, Party A and buyer shall still be bound by Exhibit IV, V and VIII hereto.

7      Delivery, registration of caution and title transfer of transaction target

7.1          Subject to satisfaction of all due obligations under transaction documents by Party B (including without limitation to full payment of the fourth payment and fifth payment as required under this agreement), Party A shall on or before November 15th 2014 revoke all registration of mortgage on the transaction target and deliver the transaction target and Building No.10 of block 6 to Party B. without prejudice to any other remedies of Party A, if Party B fails to properly perform all due obligations under transaction documents, the revocation of mortgage and delivery of transaction target and Building No.10 of block 6 by Party A shall be extended for reasonable period until Party B makes corrections and satisfies the precedent conditions set forth in this article.

7.2          The conditions of delivery of transaction target and Building No.10 of block 6 are set forth in Exhibit VII hereto (decoration and equipment of transaction target and Building No.10 of block 6). The conditions of delivery set forth in lease agreement of Building No.10, the Lingkong SOHO presale agreements of retail space and Lingkong SOHO presale agreements of office space shall be consistent with Exhibit VII hereto, unless otherwise agreed in writing by party A and buyer. To avoid any doubt, under any circumstance, the conditions of delivery of transaction target and Building No.10 of block 6 shall be subject to the receipt by Party A of Shanghai Construction Completion Inspection Certificate for Lingkong SOHO.

7.3          Party A shall give five (5) calendar days prior notice to Party B for the delivery of transaction target, transacted parking lots and Building No.10 of block 6. If party B fails to attend to the delivery of transaction target, transacted parking lots and Building No.10 of block 6 as required by the written notice from Party A, and fails to cooperate with the delivery within five (5) calendar days after written notice from Party A to such effect, it shall be deemed that Party B has taken over transaction target, transacted parking lots and Building No.10 of block 6 and has no objections to the quality or any other aspects thereto.

7.4          Upon delivery, the risks to and liabilities of transaction target and transacted parking lots shall pass to party B from Party A, and the obligation to pay for management services shall also pass to party B. the “delivery” referred to in transaction documents means the transaction target and transacted parking lots which are in compliance with article 7.2 of this agreement are delivered by Party A to Party B for occupation and utilization, and the title transfer of transaction target and transacted parking lots is unnecessarily the substance or appearance of delivery.

7.5          Registration of caution

7.5.1       It is acknowledged and agree that, after execution of Lingkong SOHO presale agreements of retail space and/or Lingkong SOHO presale agreements of office space, as required and requested by buyer in writing, Party A and buyer shall file with real estate trading center of Changning for registration of caution for relevant transaction target, and relevant expenses (if any) so incurred shall be borne by buyer.

7.5.2       If this agreement, any Lingkong SOHO presale agreement of retail space and/or any Lingkong SOHO presale agreement of office space is terminated, both parties shall fully cooperate with each other to promptly cancel all presales agreement and registration of caution (if any) within forty-five (45) calendar days after termination of all transaction documents.

7.6          Title transfer

It is acknowledged and agreed that, after the combined property certificate is obtained by Party A, and within twenty-one (21) calendar days after the online confirmation of presale agreements of all transaction target and sales agreement of parking lots by Party A and buyer, buyer shall file with real estate trading center of Changning for title transfer and apply for individual property certificates therefor, and obtain receipt of admission from the real estate trading center of Changning, Party A shall provide assistance. However, if the online confirmation of the Lingkong SOHO presale agreements of retail space is postponed in accordance with article 2.4.1 of this agreement and fails to be complete at the receipt of combined property certificate by Party A, buyer shall (1) within twenty-one (21) calendar days after the online confirmation of all Lingkong SOHO presale agreements of office space and sales agreements of office space parking lots and upon receipt of combined property certificate by party A, file with real estate trading center of Changning for title transfer, and Party A shall provide assistance; and (2) within twenty-one (21) calendar days after the online confirmation of all Lingkong SOHO presale agreements of retail space and sales agreements of retail space parking lots, file with real estate trading center of Changning for title transfer, and Party A shall provide assistance.

8      Breaching liabilities

8.1          Breaching liabilities of Party A

8.1.1       Breaching liabilities of Party A for late delivery

8.1.1.1    If Party A fails to deliver transaction target and transacted parking lots, it shall pay liquidation damage to party B at 0.03% of the sum of total price and total consideration of parking lots for each day of delay. If Party A fails to deliver the transaction target for more than sixty (60) calendar days (exclusive of the 60th day), Party B shall on or before February 13th 2015 give Party A a written notice that whether it will unilaterally terminate all transaction documents (to avoid any doubt, under such circumstance, transaction documents can only be terminate by its entirety and not by part of it). If Party B decided to unilaterally terminate all transaction documents, it shall on or before February 13th 2015 give written notice to Party A (such notice is irrevocable) to such effect, and Party A shall pay liquidation damage at 3% of the sum of the total price and the total consideration of parking lots to party B within thirty (30) calendar days after receipt of such notice from Party B (to avoid any doubt, under such circumstance, Party A is not obligated to pay liquidation damage from November 16th 2014 (or the scheduled delivery date of the transaction target under this agreement) to the termination of all transaction documents by Party B which is calculated at 0.03% of the sum of the total price and the total consideration of parking lots for each day of delay as specified under the preceding provisions), and there will be interest on all installments of the total price and relevant payment of total consideration of parking lots already paid by Party B to the bank account designated by Party A under article 3.3 hereof from the receipt thereof respectively by Party A till the return thereof, which shall be subject to the deposit interest published by the Central Bank of China for the loan of similar term.

8.1.1.2    Within forty-five (45) calendar days after written notice from Party B to terminate all transaction documents in accordance with article 8.1.1.1, Party A and buyer shall execute all documents necessary to cancel all presale agreements which are already confirmed online and all registration of caution (if any) from the system of real estate trading center of Chiangning, and file these documents with real estate trading center of Chiangning; and within thirty (30) calendar days after cancellation of all online-confirmed presale agreements and registration of caution, Party A shall return all installments of total price and relevant payments of the total consideration of parking lots already paid by Party B, along with the interest thereon which is calculated under article 8.1.1.1. If Party A fails to return payment and pay interest as so required, it shall pay liquidation damage to party B at 0.03% of the sum of all installments of the total price and relevant payments of the total consideration of parking lots already paid by party B for each day of delay.

8.1.1.3    Upon written notice from Party B to terminate all transaction documents in accordance with article 8.1.1.1, if the application to cancel online-confirmed presale agreements (and registration of caution, if any) fails to be file with real estate trading center of Changning within forty-five (45) calendar days after the termination of such termination, which is attributable to Party A, then Party A shall within sixty (60) calendar days after termination of all transaction documents return all installments of total price and relevant payments of the total consideration of parking lots already paid by Party B, along with the interest thereon which is calculated under article 8.1.1.1, or it shall bear breaching liabilities therefor in accordance with article 8.1.1.2.

8.1.1.4    Upon written notice from Party B to terminate all transaction documents in accordance with article 8.1.1.1, if any of the online-confirmed presale agreements is not cancelled (whether this is attributable to party A shall be subject to written records issued by real estate trading center of Changning), then within sixty (60) calendar days after application to Shanghai real estate trading center for cancellation of presale agreements and registration of caution (if any) by Party A and buyer, Party A shall return all installments of total price and relevant payments of the total consideration of parking lots already paid by Party B, along with the interest thereon which is calculated under article 8.1.1.1, or it shall bear breaching liabilities therefor in accordance with article 8.1.1.2.

8.1.2       Breaching liability of Party A for its delay to obtain combined property certificate Subject to full performance of all due obligations under all transaction documents by Party B, if Party A fails to complete the primary registration of the transaction target and obtain the combined property certificate on December 31st 2015 which is attributable to itself, it shall pay liquidation damage to Party B at 1% of the total price, in addition to liquidation damage to Party B at 0.03% of the total price for each day of delay from January 1st 2016 till the preceding day of the day when Party A obtains the combined property certificate, and there will be no other liquidation damage or compensation to be paid by Party A to Party B.

8.1.3       Party A shall not withhold or delay the title transfer under article 7.6 of this agreement without proper cause. If Party A delays to make title transfer and fails to make corrections within reasonable time after written request of party B to such effect, it shall pay liquidation damage to Party B at 0.03% of the total price for each day of delay upon the expiry of the period for title transfer under article 7.6 hereof till the preceding day of the day of Party A’s fulfillment of such obligation (in case of postponement of title transfer of retail space under article 7.6, the liquidation damage to be paid by party A under this clause shall be calculated at 0.03% of the total value of relevant space under transaction (i.e. the total value of retail space or office space)) respectively).

8.1.4       If the online confirmation of any sales agreement of parking lots is not completed by the expiry of the period under article 5.2 hereof, which is attributable to party A, Party A shall pay liquidation damage to Party B at 0.03% of the total consideration of parking lots for each day of delay till the completion of online confirmation of all sales agreements of parking lots by Party A and buyer. If the online confirmation is delayed for more than sixty (60) calendar days (exclusive of such day) which is attributable to Party A, then Party B may (but under no obligation) cancel the purchase of transacted parking lots, and Party A shall within thirty (30) calendar days after receipt of written notice from Party B for such cancellation return all payments made by Party B for the total consideration of parking lots, minus applicable usage fee of any transacted parking lots actually used by Party B (regardless of the various provisions of the standards of usage fee that may be stipulated under this agreement, for the purpose of deduction under article 8.1.4, the monthly usage fee for each parking lot shall be RMB 675 yuan, and the total usage fee to be deducted therefrom shall be the number of days of actual use multiplying the amount of all transacted parking lots used by Party B, for the purpose of calculation, each “month” has 30 days).

8.1.5       If Party A fails to pay the decoration allowance within the period set forth under article 12.1 hereof, it shall pay liquidation damage to party B at 0.03% of the overdue decoration allowance for each day of delay.

8.2          Breaching liabilities of Party B

8.2.1       If Party B delays to make payment of any installment of the total price under this agreement, it shall pay liquidation damage to Party A at 0.03% of the overdue payment for each day of delay. If such delay of Party B lasts for more than sixty (60) calendar days (excluding the 60th day), Party A may terminate all transaction documents within thirty (30) calendar days from the sixty-first (61) calendar day of Party B’s delay, and Party B shall pay liquidation damage to Party A at 3% of the total price (to avoid any doubt, under such circumstance, Party B is not obligated to pay any liquidation damage to Party A at 0.03% of the overdue payment for each day of delay according to this clause).

8.2.2       If this framework agreement, any Lingkong SOHO presale agreement of retail space and/or any Lingkong SOHO presale agreement of office space is terminated (regardless of the reason therefor), in respect of all Lingkong SOHO presale agreements of retail space or Lingkong SOHO presale agreements of office space already executed before termination, Party B shall cooperate with Party A to cancel all the online confirmation of such presale agreements (from Shanghai real estate trading system) and all registration of caution (if any) within forty-five (45) calendar days after termination of all transaction documents.

8.2.3       Party B shall not withhold or delay the title transfer under article 7.6 of this agreement without proper cause. If Party B delays to make title transfer and fails to make corrections within reasonable time after written request of Party A to such effect, it shall pay liquidation damage to Party A at 0.03% of the total price for each day of delay upon the expiry of the period for title transfer under article 7.6 hereof till the preceding day of the date Party B applies for title transfer.

8.2.4       If the online confirmation of all sales agreements of parking lots are not complete by the expiry of the term under article 5.2 hereof which is attributable to Party B, Party B shall pay liquidation damage to Party A at 0.03% of the total consideration of parking lots for each day of delay till the completion of online confirmation of all sales agreements of parking lots by Party A and buyer. If such delay lasts for more than sixty (60) calendar days (excluding the 60th day), Party A may (under no obligation) terminate the usage agreement of parking lots and forthwith reclaim all transacted parking lots, without any liabilities at its end.

8.2.5       If Party B delays to pay any payment of the total consideration of parking lots as scheduled, it shall pay liquidation damage to Party A at 0.03% of the overdue payment for each day of delay. If such delay of Party B lasts for more than sixty (60) calendar days (excluding the 60th day), Party A may terminate the sales agreements and/or usage agreement of parking lots within thirty (30) calendar days from the sixty-first (61) calendar day of such delay, and forthwith reclaim all transacted parking lots, and Party B shall pay liquidation damage to party A at 3% of the total consideration of parking lots (to avoid any doubt, under such circumstance, Party B is under no obligation to pay liquidation to Party A at 0.03% of the overdue payment for each day of delay as provided above). Before the receipt of the first payment of the total consideration of parking lots by Party A, Party A may refuse to deliver any transacted parking lot to Party B, unless Party A receives the first installment of the total consideration of parking lots and any liquidation damage calculated in accordance with article 8.2.5 hereof.

8.3          If the online confirmation of all presale agreements is not complete within thirty (30) calendar days (inclusive of the 30th calendar day) after the date of this framework agreement by Party A and Party B2, B3, B4 and B5 which is attributable to any party hereto, unless otherwise agreed by parties in writing, this framework agreement shall lapse on the thirty-first (31) calendar day after the date hereof, except those otherwise specified under article 8.4 hereof. If this framework agreement lapses in accordance with article 8.3 hereof, the party who is responsible for the lapse hereof shall pay liquidation damage to the other party at 1% of the total price (to avoid any doubt, under such circumstance and subject to fulfillment of obligation by the responsible party to pay liquidation damage at 1% of the total price, the responsible party is under no further obligation to pay liquidation damage or any other compensation to the other party). If this framework agreement lapses automatically in accordance with the terms hereof which is attributable to Party B, Party A shall within thirty (30) calendar days after receipt of written application of refund from Party B return the balance of all payment paid by Party B minus all liquidation damage payable by Party B under this agreement, without any interest thereon. If this framework agreement lapses automatically in accordance with the terms hereof which is attributable to Party A, Party A shall within thirty (30) calendar days after receipt of written application of refund from Party B (1) return all payments of the total price made by Party B to Party B; (2) pay liquidation damage to Party B at 1% of the total price; and (3) pay interest to Party B on all of the payments of the total price made by Party A to the bank account designated by Party A under article 3.3 hereof which shall be calculated in accordance with the deposit interest of the similar term published by the Central Bank of China from the receipt by Party A respectively. If Party A fails its obligations to make return as specified above, it shall pay liquidation damage to Party B at 0.03% of the total amount of all payments made by party B to the designated bank account under article 3.3 hereof for each day of delay.

8.4          In case of postponement of online confirmation of any Lingkong SOHO presale agreement of retail space under article 2.4.1 hereof, this framework agreement will not lapse automatically, and shall remain in full force.

8.5          Except for specific event under this agreement, either party shall terminate this framework agreement or any Lingkong SOHO presale agreement of retail space or any Lingkong SOHO presale agreement of office space or any sales agreement of parking lots. If this agreement is terminated by Party A or Party B in accordance with the terms hereof, or if any Lingkong SOHO presale agreement of retail space or any Lingkong SOHO presale agreement of office space is terminated by party A or buyer in accordance with this framework agreement, regardless of the reason of termination and any contrary provisions under the transaction documents, all of the other transaction documents shall be terminated in the same time, and the party exercising such right of termination shall not bear any breaching liabilities under all of the other transaction documents to the other party thereto. To avoid any doubt, it is hereby specified that, if party A terminates the usage agreement of parking lots in accordance with article 8.2.5 of this agreement, Party A and buyer shall continue the performance of sales agreements of parking lots, unless the notice of termination from Party A gives specific provisions to terminate such sales agreements at the same time.

8.6          If Party A or buyer fails to make return or additional payment within thirty (30) calendar days after receipt of the final survey report in accordance with article 3.1.3 of this agreement, it shall pay liquidation damage to the other party at 0.03% of the overdue return/additional payment for each day of delay till the full settlement thereof.

8.7          To avoid any doubt, the calculation of liquidation damage which is based on the “total price” under this agreement shall not take consideration of any change of the total price under article 3.1.3 hereof.

9      Representations and warranties of Party A

Party A hereby represents and warrants to Party B that, the following representations and warranties of Party A are true, accurate and complete as of the date of this agreement:

9.1          It has the entitlement and authority to execute and perform the transaction documents, and has the capacity to take the legal liabilities and obligations under the transaction documents in its name;

9.2          The execution and performance of transaction documents by it and execution and performance of any actions to effect the transaction documents by it violates no laws and regulations of China (except any inconsistency between the execution and performance of transaction documents by it, the execution and performance of any actions to effect the transaction documents by it and any government requirements disclosed by Party A to Party B before the date hereof in any documents in relation to Lingkong SOHO);

9.3          Before execution hereof, it has obtained all/any necessary internal and external consents (if any), and been fully aware and understood all/any provisions, conditions and covenants under transaction documents, without any gross misunderstanding thereof, and undertakes that the execution of this agreement reflects its own true and free will, there is no obvious unfairness, taking advantage of one’s unfavorable situation, fraud and coercion whatsoever;

9.4          Party A has (or will has before delivery of the transaction target in accordance with this agreement) all licenses, approvals, permits and registrations necessary for application of Shanghai Construction Completion Inspection Certificate of Lingkong SOHO, and will obtain all licenses, approvals, permits and registrations necessary to obtain individual property certificates of transaction target before the date of title transfer under article 7.6 hereof;

9.5          The contract number of the land assignment of the plot of Lingkong SOHO (i.e. the Plot No. 15 of Shanghai Lingkong Economic Park) is ((2010) ), the nature of the land is for office building, and the number of construction permit is 1101CN0005D01310105201102280701;

9.6          The number of presale permit of Lingkong SOHO is ( (2013) 0000667);

9.7          Information of mortgage on Lingkong SOHO: the mortgagee is Bank of China Shanghai Branch; the number of mortgage is 201305012697; the duration of such mortgage is September 5th 2013 to September 4th 2018. There is no other mortgage, seizure, pre-lease, registration of caution, attachment and third party lease on Lingkong SOHO;

9.8          Lingkong SOHO is in the progress of construction;

9.9          The transaction documents are civil agreements, and Party A enjoys no exemptions thereunder.

10   Representations, warranties and undertakings of Party B

Party B hereby warrants to Party A that, the following representations and warranties of Party B are true, accurate and complete as of the date of this agreement:

10.1        It has the entitlement and authority to execute and perform the transaction documents, and has the capacity to take the legal liabilities and obligations under the transaction documents in its name;

10.2        The execution and performance of transaction documents by it and execution and performance of any actions to effect the transaction documents by it violates no laws and regulations of China;

10.3        Before execution of this agreement, Party B has conducted property investigation on the transaction target, and acknowledged all existing conditions of the registration regarding the transaction target. Moreover, it is fully aware of the zoning requirements and purpose of the transaction target (and all parts, units and suites of it). It hereby acknowledges that, the transaction target can adequately satisfy its all/any needs, purposes and objectives, and ensures that it will not claim any breaching liabilities or any other compensation against party A on the ground that the transaction target fails its needs, purposes or objectives.

10.4        Before execution hereof, it has obtained all/any necessary internal and external consents (if any), and been fully aware and understood all/any provisions, conditions and covenants under transaction documents, without any gross misunderstanding thereof, and undertakes that the execution of this agreement reflects its own true and free will, there is no obvious unfairness, taking advantage of one’s unfavorable situation, fraud and coercion whatsoever;

10.5        The transaction documents are civil agreements, and Party B enjoys no exemptions thereunder.

11   Notice

11.1        Any notice required or allowed by transaction documents shall be in writing, and shall be deemed as validly delivered at the following events:

11.1.1     In case of delivery by hand, at the delivery of notice to the recipient;

11.1.2     In case of delivery by express service, at the fifth (5) calendar day after deposit thereof with the express service;

11.1.3     In case of delivery by registered mail, at the fifteenth (15) calendar day after deposit thereof with the post office; or

11.1.4     In case of delivery by fax, and if transmission is made during working hour, at the receipt of confirmation of transmission; and if transmission is made beyond working hour, at the forth (4) calendar day after transmission.

11.2        The notice from either party to the other party under transaction documents shall be addressed to the following address and contact:

Party A: 47/F, SOHO Donghai Plaza, No. 299, Tongren Road, Shanghai,

Contact: Yan Yan

Party B: 2/F, CTRIP Tower, No. 99, Fuquan Road, Shanghai,

Contact: Liang Wei

12   Other provisions

12.1        In consideration that Party B requires no elevated floor to be installed by Party A for the transaction target, Party A agrees to pay allowance to Party B after the delivery of transaction target for the decoration work thereof, at RMB 15,000,000 (fifteen million sharp). Such allowance shall be paid within thirty (30) calendar days after receipt of invoices by Party A which are acceptable by both parties, and details arrangement for payment and relevant contracts shall be determined by parties through negotiation.

12.2        Party A has filed for registration of Lingkong SOHO presale agreement template (“old presale agreement”) with governing authority when applying for presale permit for Lingkong SOHO. The old presale agreement is not entirely the same with Exhibit II and III hereto. Both parties agree to make their endeavors to file for update of registration of Exhibit II and III hereto with government authority. If such update of registration is not completed when making online confirmation, resulting in application of the old presale agreement on Party A and buyer at the online confirmation, then the old presale agreement online-confirmed shall not be binding upon parties hereto, instead, Party A and buyer shall executed presale agreements for the transaction target for each unit of retail office and office space subject to the content, type and form of Exhibit II and III hereto, and shall be bound by such presale agreements when properly executed by them.

12.3        Transaction documents shall be governed and construed by the laws of the People’s Republic of China (for the purpose of this agreement only, excluding the laws of Hong Kong, Macau, and Taiwan). Any dispute in relation to transaction documents shall be settled through friendly negotiation between parties, and if negotiation fails, either party may file lawsuit before local People’s Court seated at the location of transaction target.

12.4        This framework agreement is fundamental to transaction documents. In case of any obscurity in any other transaction documents, both parties shall negotiate in good faith in accordance with relevant provisions of this agreement, to complete the transactions contemplated under transaction documents. In case of any conflict between any other transaction documents and this framework agreement, this framework agreement shall prevail, regardless of the fact such transaction documents are executed on or after the date of this agreement.

12.5        Party A understands that Party B can only publicly disclose relevant matters in relation to the presale of transaction target after the execution of this agreement. If either party (or its parent company) is required to make public disclosure of the presale of transaction target, it shall give prior written notice to and consult with the other party for such disclosure. If either party breaches such provisions of disclosure, it shall bear breaching liabilities to the other party for any losses caused by its unauthorized disclosure.

12.6        Exhibits

12.6.1     The exhibits hereto constitute valid parts of this framework agreement, and bear the same legal effect as this agreement, and shall be binding upon both Party A and Party B; however in case of any conflict between the text hereof and exhibits hereto, the text of the framework agreement shall prevail.

12.6.2     In respect of the property management and rights and obligations of owners of Lingkong SOHO, in case of any conflict between or amongst Exhibit VIII, IV and/or V hereto, the Exhibit V hereto shall prevail.

12.7        Transaction documents constitute the entire agreement between parties regarding the transaction arrangements described under article 2.1 hereof, and supersede all prior agreement, intention, understanding and memorandum between parties regarding the subject matter hereof, oral or written, (including without limitation to the Intention letter to presale Lingkong SOHO executed by Party A and CTRIP on April 24th 2014, supplement agreement to the Intention letter to presale Lingkong SOHO on May 9th 2014, and Supplement agreement II to the Intention letter to presale Lingkong SOHO on September 12th 2014).

12.8        If any provision of this framework agreement is found invalid, void or unenforceable to any extent, the remaining provisions of this agreement shall not be affected and shall be performed, implemented and complied with by both parties to the maximum extent allowed by laws and regulations.

12.9        Both parties shall bear their own expenses for the negotiation, execution and performance of transaction documents, including without limitation to expenses for legal advisor and/or accountant, and any other similar expenses.

12.10      This framework agreement is written in Chinese.

12.11      This framework agreement shall be executed in four (4) duplicates, with two (2) duplicates for Party A and two (2) duplicates for Party B, all of which shall be considered as original and bear the same legal effect.

12.12      This framework agreement takes effect upon signatures of legal representatives/authorized agent of Party A and Party B1, B2, B3, B4 and B4 and affixing common seals of them respectively.

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(Signature page of the framework agreement for presale of Lingkong SOHO)

Party A : SOHO (Shanghai) Investment Co., Ltd (Seal)

Authorized agent: Yan Yan ()

Party B1 : CTRIP Internet Technology (Shanghai) Co., Ltd (Seal)

Authorized agent: Sun Jie ()

Party B2 : Feicheng (Shanghai) Tourism Products Trading Co., Ltd (Seal)

Authorized agent: Sun Jie ()

Party B3 : Aocheng Information Technology (Shanghai) Co., Ltd (Seal)

Authorized agent: Sun Jie ()

Party B4 : Hucheng (Shanghai) Internet Technology Co., Ltd (Seal)

Authorized agent: Sun Jie ()

Party B5 : Echeng (Shanghai) Data Processing Co., Ltd (Seal)

Authorized agent: Sun Jie ()